Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

December 31, 2012

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

Re:     The ADT Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The ADT Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) $750,000,000 2.250% Notes due 2017, (ii) $1,000,000,000 3.500% Notes due 2022, and (iii) $750,000,000 4.875% Notes due 2042 (together, the “New Notes”), in exchange for a like principal amount of the Company’s outstanding (i) $750,000,000 2.250% Notes due 2017, (ii) $1,000,000,000 3.500% Notes due 2022, and (iii) $750,000,000 4.875% Notes due 2042 (together, the “Outstanding Notes”).

The Outstanding Notes have been issued pursuant to the Indenture dated as of July 5, 2012 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by (x) the First Supplemental Indenture, dated as of July 5, 2012, between the Company, Tyco International Ltd., as guarantor (the “Guarantor”), and the Trustee, with respect to the $750,000,000 2.250% Notes due 2017, (y) the Second Supplemental Indenture, dated as of July 5, 2012 between the Company, the Guarantor and the Trustee, with respect to the $1,000,000,000 3.500% Notes due 2022, and (z) the Third Supplemental Indenture, dated as of July 5, 2012, between the Company, the Guarantor and the Trustee, with respect to the $750,000,000 4.875% Notes due 2042 (together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Outstanding Notes, the New Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the

December 31, 2012

genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinion herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; or (v) any waiver of the right to jury trial.

December 31, 2012

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP